UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 31, 2014

Independence Realty Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-36041	26-4567130
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2014, Scott F. Schaeffer, Independence Realty Trust, Inc’s ("IRT") Chairman (the "Chairman") of the Board of Directors (the "Board"), Chief Executive Officer ("CEO") and President, proposed to the Board that the Board appoint Farrell M. Ender to serve as IRT’s President and for Mr. Schaeffer to continue to serve as Chairman and CEO and the Board approved Mr. Schaeffer’s proposals effective as of August 6, 2014. Farrell M. Ender, age 38, has served as the President of IRT since August 2014, President of Independence Realty Advisors, LLC ("IRA"), IRT’s advisor, since April 2013, as Senior Vice President of RAIT Financial Trust ("RAIT"), the parent of IRA and IRT’s largest stockholder, since October 2007 and as Vice President of RAIT from October 2002 through October 2007. His experience includes acquisition, property management, construction management and disposition of apartment properties. In his capacity as Senior Vice President of RAIT, Mr. Ender was responsible for investing and structuring both debt and equity financing in commercial real estate properties for RAIT. During that time period, Mr. Ender invested over $1.2 billion on behalf of RAIT of which $833 million was directed into 65 apartment properties containing over 14,000 units. Previously, as a Vice President in RAIT’s underwriting department, Mr. Ender was responsible for performing due diligence and underwriting for approximately $300 million of investments. Before joining RAIT, from 1999 to 2002 Mr. Ender held various real estate positions at Wachovia/Maher Partners, The Staubach Company and Toll Brothers. Mr. Ender received a BBA with a major in finance from James Madison University. There have been no transactions regarding Mr. Ender that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Effective upon appointment, Mr. Ender entered into the standard indemnification agreement with IRT which IRT offers to its executive officers and directors. Such indemnification agreement was substantially identical to the Indemnification Agreement (the "Indemnification Agreement Form") incorporated by reference to Exhibit 10.22 to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 filed on June 18, 2013, Commission File No. 333-188577.

Upon the recommendation of the nominating and governance committee of the Board, on July 31, 2014, the Board, increased the size of the Board from four directors to five directors, elected Sharon M. Tsao to serve on the Board and determined that Ms. Tsao was an independent director in accordance with all relevant standards set forth in IRT’s corporate governance guidelines. Ms. Tsao filled the vacancy on the board created by this increase in the size of the Board. Sharon Tsao, age 49, has served as one of our independent directors since July 2014. Ms. Tsao has served as chief administrative officer of Contemporary Staffing Solutions, Inc. ("CSS"), a workforce management company, since 2011, been a principal of CSS since 2001 and served in other roles on the leadership team of CSS since its inception in 1994. Before joining CSS, she was a national account sales representative with Ceridian Corporation, a publicly traded company now known as Arbitron Inc. (NYSE:ARB), from 1988 to 1994. Ms. Tsao holds a Bachelor of Science degree in finance and marketing from Drexel University. There is no arrangement pursuant to which Ms. Tsao was selected as a director and there have been no transactions regarding Ms. Tsao that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Tsao was not named to any committees of the Board. Effective upon election, Ms. Tsao became eligible to receive the standard compensation provided by IRT to its other non-employee directors, as most recently disclosed in IRT’s proxy statement for its 2014 annual meeting of shareholders. Ms. Tsao entered into the standard indemnification agreement with IRT which IRT offers to its executive officers and directors. Such indemnification agreement was substantially identical to the Indemnification Agreement Form and is incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Realty Trust, Inc.

August 6, 2014	By:	/s/ James J. Sebra

Name: James J. Sebra
Title: Chief Financial Officer and Treasurer